EXHIBIT 10.39

December 17, 2004

Mr. Maurice S. Nelson, Jr.

President and Chief Executive Officer

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Re:	Retention Bonus; Transfer Restrictions

Dear Mr. Nelson:

The purpose of this letter is to (i) confirm the terms of the bonus which is being offered to you by Earle M. Jorgensen Company (“EMJ”) in order to induce you to remain as President and Chief Executive Officer of EMJ following the anticipated initial public offering of shares of common stock of EMJ (the “IPO”), and (ii) set forth certain restrictions with respect to the transfer of shares of common stock of EMJ beneficially owned by you and certain similar transactions.

1. Retention Bonus. (a) Conditioned upon the consummation of the IPO, you will be paid the sum of $3,000,000 (the “Retention Bonus”) on March 31, 2007, subject to the condition that you have served as the President and Chief Executive Officer of EMJ for at least the consecutive two year period immediately following consummation of the IPO.

Except as described below, if this condition is not satisfied, you will not be entitled to any portion of the Retention Bonus. However, if your employment with EMJ terminates due to (i) your death, (ii) the Board of Directors of EMJ having made a good faith determination that you have become Permanently Disabled (as defined below), (iii) your employment having been terminated by the Company for a reason other than Cause (as defined below), or (iv) you having resigned your employment with EMJ for Good Reason (as defined below), the Retention Bonus will be paid to you (or your beneficiary or estate representative, if applicable) within thirty (30) days after the termination of your employment, or, if later, the earliest date permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

(b) As used in this Agreement:

(i) “Cause” shall mean (i) willful malfeasance or willful misconduct by you in connection with your employment with EMJ, (ii) your continued failure or refusal to perform your duties or comply with any lawful direction of the Board of Directors of EMJ, after written notice of any such failure or refusal was given to you, (iii) any act of personal dishonesty by you in connection with your work which has or could reasonably be expected to have a material adverse effect on EMJ or any of its affiliates, (iv) your gross negligence in performing any of your duties in a manner which has or could reasonably be expected to have a material adverse affect on EMJ or any of its affiliates, (v) your commission of any crime which involves fraud, dishonesty or moral turpitude, (vi) your willful breach of any written policy adopted by EMJ concerning conflicts of interest, standards of business conduct, fair employment practices, or any other similar matters, or (vii) your material breach of this letter agreement.

(ii) “Good Reason” shall mean (i) a material and ongoing diminution in your title, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith, or (ii) a material reduction in your base salary or benefits, unless similarly situated employees also suffer a concurrent and comparable reduction in their salary or benefits.

(iii) “Permanently Disabled” shall mean, with respect to you, if for a period of ninety (90) consecutive days or one hundred and twenty (120) days during any one year period, as a result of a physical or mental incapacity, you are incapable, after reasonable accommodation, of performing your duties under this Agreement on a permanent full time basis; provided, however, that EMJ will not exercise its right to terminate your employment as a result of your being Permanently Disabled until six months from the date of commencement of such physical or mental disability. In the event of a dispute as to whether you are Permanently Disabled, EMJ may refer the matter to a mutually acceptable licensed practising physician, and you agree to submit to such tests and examination as such physician shall deem appropriate.

2. Transfer Restrictions.

(a) In addition to the restrictions set forth in any applicable lock-up agreement to which you are a party or any other restrictions required by law, including Rules 144 and 145 promulgated under the Securities Act of 1933, as amended, effective as of closing of the merger and financing restructuring and the IPO, you agree for a period of two years after the date of closing of the IPO not to (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of common stock of EMJ beneficially owned by you (the “Securities”) or any securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or (ii) publicly disclose the intention to make any such offer, sale, pledge or disposition or to enter into any such transaction, swap or other arrangement. Any Securities received upon the exercise of options granted to you will also be subject to this letter agreement.

(b) The foregoing restrictions will not prohibit you from transferring the Securities to any trust, corporation, limited liability company or limited partnership in connection with any bona fide estate planning transaction, provided that any Securities transferred in such a transaction shall remain subject to such restrictions as though the transfer had not taken place, and you and any such transferee shall be liable to EMJ for any loss, damages or claims arising from a breach of such restrictions. In the event that you acquire additional Securities while the restrictions are in effect, other than in open market transactions, such Securities shall be subject to such restrictions. The foregoing restrictions shall not be affected by your employment status with EMJ and shall apply notwithstanding any termination of employment.

(c) The provisions of this Paragraph 2 shall lapse and become null and void on March 31, 2005 if the IPO shall not have closed on or prior to such date.

3. Extension of Exercise Period of Stock Options. In consideration of the transfer restrictions described above, the exercise period of the options granted to you on January 31, 1997, is hereby extended to January 31, 2009.

4. Deduction of Taxes from Amounts Payable. EMJ may withhold any taxes (including FICA, state or federal taxes) that EMJ is legally required or permitted to withhold to protect EMJ against liability for the payment of such withholding taxes, and out of the money so deducted, EMJ may discharge any such liability. Withholding for this purpose may come from any wages due to you or, if none, from payment of the Retention Bonus.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its laws respecting choice of law).

6. Offset. Subject to applicable law, any amounts owed to EMJ by you (of whatever nature) may be offset by EMJ against the Retention Bonus, and the Retention Bonus shall not be distributed unless and until all disputes between EMJ and you have been fully and finally resolved and you have waived all claims to such against EMJ.

7. Headings. The headings contained in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of this letter agreement.

8. Severability. If any provision of this letter agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and this letter agreement shall be construed as if such invalid or unenforceable provision were omitted.

9. Waiver. The failure or delay of a party to require performance by the other party of any provision of this Agreement shall not affect such party’s right to require performance unless and until such performance has been expressly waived in writing.

10. Termination of Employment. This letter agreement does not change the fact that either you or EMJ may end your employment with EMJ at any time for any reason, with or without Cause or Good Reason.

11. Entire Agreement; Amendments and Waivers; Eligibility For Employee Benefits. This letter agreement contains the entire agreement between EMJ and you concerning the matters described herein, shall be binding upon EMJ’s successors and assigns and you and your heirs, personal representatives and assigns, and supercedes any earlier discussions or negotiations regarding its terms. No change to or waiver of any term or condition of this letter agreement will bind EMJ or you, unless it is set forth in a written document that is signed by you and an authorized representative of EMJ. Nothing contained in this letter agreement shall affect your eligibility for benefits under any employee benefit plan maintained by EMJ, and any right you may have hereunder is in addition to any such benefit.

12. Notices. Any notices or reports required or permitted to be given under this letter agreement shall be given in writing and shall be delivered personally or by overnight courier. Notices shall be effective on the date received. Notices shall be sent to the parties at the following respective addresses, or to such other address or addresses as either party shall designate in writing to the other:

If to EMJ:	Earle M. Jorgensen Company 10650 Alameda Street Lynwood, California 90262 Attn:

If to You:	Maurice S. Nelson, Jr. Earle M. Jorgensen Company 10650 Alameda Street Lynwood, California 90262

Please confirm your agreement with the foregoing by signing and dating the enclosed duplicate copy of this letter agreement and returning that copy to me by January 15, 2005. If you fail to sign this letter agreement and return it by January 15, 2005, this letter agreement shall be null and void and of no force and effect whatsoever.

Very truly yours,

EARLE M. JORGENSEN COMPANY

By:
Name:
Title:

ACCEPTED AND AGREED TO this 17th day of December, 2004

Maurice S. Nelson, Jr.